Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of November 16, 2011, between SMF Energy Corporation, a Delaware corporation (together with its subsidiaries, the “Company”) and Steven R. Goldberg (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company, on the terms and conditions provided below; and

WHEREAS, this Agreement shall govern the employment relationship between Executive and the Company and supersedes all previous agreements and understandings with respect to such employment relationship.

The parties agree as follows:

1.           ENGAGEMENT.

The Company agrees to employ the Executive, and the Executive accepts such employment, on the terms and conditions set forth in this Agreement, unless and until such employment shall have been terminated as provided in this Agreement.

2.           TITLE AND DUTIES.

During his employment by the Company, the Executive shall render his services as the Chief Executive Officer and President of the Company, reporting only to the Board of Directors (“Board”), shall perform duties consistent with this position as the Board shall request, shall abide by Company policies in effect from time to time, and shall devote his full business time and best efforts to his duties hereunder and the business and affairs of the Company (except during vacation periods and periods of illness or other incapacity).  The Executive may engage in such other pursuits, including, without limitation, personal legal and personal financial affairs, as shall not interfere with the proper performance of his duties and obligations hereunder, provided the Executive shall not serve on any other board of directors of a public or private “for profit” company without the prior consent of the Board, which consent shall not be unreasonably withheld.  Executive will be based at the Company’s principal headquarters facility currently located in Fort Lauderdale, Florida subject to customary travel and business requirements.  The Executive shall continue to be a member of the Board.  While the Executive is employed as the Chief Executive Officer and President under this Agreement, the Board shall nominate the Executive for re-election as a member of the Board at each annual stockholders meeting during the term, including any extension thereof.  Executive shall serve on the Board without additional compensation.

3.           TERM.

(a)           This Agreement shall commence as of November 16, 2011 and shall continue in effect up through and including the third anniversary of such date; provided that the term of this Agreement shall automatically be extended for additional successive one (1) year renewal terms unless at least three (3) months prior to the expiration of the then current term, the Company or the Executive shall have given written notice to the other party that this Agreement shall not be extended beyond the then current term.

(b)           It is acknowledged and agreed that if this Agreement is not renewed by the Company pursuant to Section 3(a) above, and not as a result of Executive’s death, Disability or Cause pursuant to Section 6(a) or 6(b) below, such non-renewal by the Company will be deemed a termination without Cause pursuant to Section 6(c) below (as applicable).  In the event that Executive’s employment with the Company ceases at the end of any term because Executive (and not the Company) has given a non-renewal notice set forth in Section 3(a) above, and not as a result of the occurrence of Good Reason pursuant to Section 6(c) below, then such termination of employment shall be treated as a voluntary termination by Executive without Good Reason.

4.           COMPENSATION.

(a)           Base Salary.  Executive’s base salary as it may be increased from time to time (“Base Salary”) shall be paid in accordance with the Company’s normal payroll practices in effect from time to time.  Executive’s Base Salary shall initially be $350,000 per annum.  Base Salary may be increased during the term but may not be decreased, and the Board or the Compensation Committee of the Board (the “Compensation Committee”) shall consider, on an annual basis, the nature, extent and advisability, if any, of an increase in the Executive’s Base Salary.

(b)           Annual Incentive Bonus.  Commencing in 2012, for each fiscal year of the Company that ends during the term, Executive will be eligible to participate in the Company’s annual equity incentive plan established and developed by the Compensation Committee, as it may then be in effect (the “AIP”).  Annual equity incentive awards for fiscal 2012 and thereafter, to be granted in the form of a restricted stock award, will be based on achievement against goals established for the senior executive officer group including Executive, by the Compensation Committee.

(c)           Special Inducement Equity Award.  As a special hiring inducement award, in consideration for Executive’s entering into this Agreement, Executive shall be entitled to a one time restricted stock award covering 40,000 shares of common stock of the Company, to be awarded within 14 days after Executive’s employment commencement date, subject to Executive’s being in compliance with this Agreement as of such date.  Executive will also be eligible to receive additional restricted stock award grants of 53,000 shares of the Company’s common stock, for fiscal years 2012, 2013 and 2014, provided that Executive is still employed by the Company through the end of each aforementioned fiscal year and subject to the Company achieving the following target EBITDA (as defined in Company’s financial reports) performance results: 2012 Fiscal Year Company EBITDA in excess of $5.4 million; 2013 Fiscal Year Company EBITDA in excess of $7.0 million; and 2014 Fiscal Year Company EBITDA in excess of $8.6 million (“EBITDA Performance Grants”).  Moreover, Executive will be eligible to receive partial stock award grants pertaining to the above EBITDA Performance Grants solely in the event the following minimum Company EBITDA threshold amounts are realized for the years in question; 2012 EBITDA in excess of $4.5 million; 2013 EBITDA in excess of $5.25 million; 2014 EBITDA in excess of $6.45 million.  EBITDA performance results that fall between these threshold and target amounts would earn a proportionate share of the potential 53,000 shares of stock for the year in question.  For example, the range between target and threshold is:

FY2012:	$5.4 million - $4.5 million, or $900,000
FY2013:	$7.0 million - $5.25 million, or $1.75 million
FY2014:	$8.6 million - $6.45 million, or $2.15 million.

Yearly EBITDA Performance Grant incentive = 53,000 shares.

As an example, assume EBITDA is $6.5 million in FY2013.  Therefore, of the range of $1.75 million for the year, $6.5 million minus the threshold of $5.25 million, or $1.25 million was earned.  That equals $1.25/$1.75, or 71.43% of the range.  Thus, (.7143)(53,000), or 37,857 shares would be awarded.

5.           BENEFITS.

(a)           Employer Benefit Plans.  During the term, Executive will be eligible to participate, on terms which are generally available to the other senior executives of the Company and subject to the eligibility requirements of the applicable Company plans as in effect from time to time, in the Company’s deferred compensation, vacation, and disability programs (but not medical insurance program).

(b)           Business Expenses.  During the term, the Executive is authorized to incur and the Company shall either pay directly or reimburse the Executive for ordinary and reasonable expenses in connection with the performance of his duties hereunder, including, without limitation, expenses for (i) transportation, (ii) business meals, (iii) travel and lodging, and (iv) similar items.  The Executive agrees to comply with Company policies with respect to reimbursement and recordkeeping in connection with such expenses.

(c)           Retirement Benefits.  During the term, Executive will be eligible to participate in the Company’s existing tax-qualified retirement plans and the Company’s defined contribution supplemental retirement plan (“defined contribution SERP”) and defined benefit supplemental retirement plan (“defined benefit SERP”), as they may be in effect from time to time.

(d)           Perquisites.  During the term, the Company will provide Executive with a housing allowance of $2,000 per month in lieu of health insurance, and Executive will also be eligible for an auto allowance of $1,000 per month.  Perquisites will not be grossed up for taxes.  During the term, Executive will also be entitled to a cell phone allowance under normal Company policy.

6.           TERMINATION OF EMPLOYMENT.

The employment of the Executive hereunder may be terminated by the Company at any time, subject to the Company providing the compensation and benefits in accordance with the terms of this Section 6, which shall constitute the Executive’s sole and exclusive remedy and legal recourse upon any such termination of employment (and the Executive hereby waives and releases any and all other claims against the Company and its affiliates and their respective officers, directors and employees in such event).

(a)           Termination Due to Death or Disability.  In the event of the Executive’s death, Executive’s employment shall automatically cease and terminate as of the date of death.  If Executive becomes disabled, the Company may terminate Executive’s employment upon thirty (30) days written notice to Executive.  For purposes of this Agreement, the terms “Disabled” or “Disability” means Executive’s inability, because of physical or mental illness or injury, to substantially perform his duties hereunder as a result of physical incapacity for a continuous period of at least three (3) months, and any dispute as to the Executive’s incapacitation shall be resolved by an independent physician selected by the Board and reasonably acceptable to the Executive, whose determination shall be final and binding upon both the Executive and the Company.  In the event of the termination of employment due to Executive’s death or Disability, Executive or his estate or legal representatives shall be entitled to receive:

(i)           payment for all accrued but unpaid Base Salary as of the date of Executive’s termination of employment;

(ii)          reimbursement for expenses incurred by the Executive pursuant to Sections 5(b) and 5(d) hereof up to and including the date on which employment is terminated;

(iii)         any earned benefits to which the Executive may be entitled as of the date of termination pursuant to the terms of any compensation or benefit plans to the extent permitted by such plans (with the payments described in subsections (i) through (iii) above collectively called the “Accrued Payments”); and

(iv)         any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date.

(b)           Termination for Cause.  The Company may, by providing written notice to Executive, terminate Executive’s employment for Cause.  The term “Cause” for purpose of this Agreement shall mean:

(i)           Executive’s conviction of, or entrance of a plea of guilty or nolo contendere to, a felony under federal law or state law; or

(ii)          fraudulent conduct by Executive in connection with the business affairs of the Company; or

(iii)         theft, embezzlement, or other criminal misappropriation of funds by Executive; or

(iv)         Executive habitually abused alcohol or any controlled substance or reported to work under the influence of alcohol or any controlled substance (other than a controlled substance which Executive is properly taking under a current prescription); or

(v)          Executive engaged in unlawful harassment of employees or customers of the Company; or

(vi)         Executive’s refusal to materially perform his executive duties hereunder; or

(vii)        Executive’s misconduct, which has, or would have if generally known, a materially adverse effect on the business or reputation of the Company; or

(viii)       Executive’s breach of a covenant, representation, warranty or obligation of Executive under this Agreement or Executive’s violation of the Company’s written policies; provided, however, that with respect to this item 6(b)(viii), Executive has been provided prior written notice of the breach or violation and been afforded a period of thirty (30) days to cure the breach or violation (if susceptible to cure).

Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board.  If Executive’s employment is terminated for Cause, the termination shall take effect on the effective date of such termination as specified in the written notice of such termination delivered to Executive.

In the event of the termination of Executive’s employment hereunder by the Company for Cause, then Executive shall be entitled to receive only payment of the Accrued Payments.

(c)           Termination Without Cause or for Good Reason.  The Company may terminate Executive’s employment hereunder without Cause at any time, by providing Executive 30 days’ prior written notice of such termination.  Such notice shall specify the effective date of the termination of Executive’s employment.  The Executive may terminate his employment for Good Reason by providing 30 days’ prior written notice to the Company.  In the event of the termination of Executive’s employment under this Section 6(c) without Cause or by the Executive for Good Reason, then Executive shall be entitled to:

(i)           payment of the Accrued Payments;

(ii)          a separation allowance equal to: one half (.5) times the sum of Executive’s then Base Salary in the event such termination takes place within the Executive’s first year of employment; one (1.0) times the sum of Executive’s then Base Salary in the event such termination takes place after the Executive’s first year of employment but prior to completion of the second year of Executive’s employment; and upon Executive’s completion of two years employment, one and a half (1.5) times the sum of Executive’s then Base Salary; in all instances payable in equal installments in accordance with the Company’s normal payroll practices over an 18 month period beginning immediately following the date of termination;

(iii)         any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date.

For purposes of this Agreement, the term “Good Reason” means, without Executive’s written consent:

(i)           a reduction by the Company in Executive’s Base Salary as in effect from time to time;

(ii)          the Board materially reduces (other than during any period of illness or incapacity, or the temporary suspensions of Executive’s duties, authorities or responsibilities pending results of any Board commissioned investigation as to potential Cause for termination of Executive’s employment) Executive’s authority, responsibilities, or duties such that Executive no longer has the title of, or serves or functions as, chief executive officer and president of the Company (provided that it is understood and agreed that the mere occurrence of a Change-in Control or going private event, or the liquidation, dissolution or insolvency of the Company, will not constitute Good Reason); or

(iii)         the Company requiring Executive to be based at a location in excess of fifty (50) miles from the location of the Company’s principal executive office as of the effective date of this Agreement, except for required travel on Company business;

which in each of subsections (i) through (iii) above, is not remedied by the Company within 90 days of receipt of written notice of such event or breach delivered by the Executive to the Company; provided, that the Executive may only exercise his right to terminate this Agreement for Good Reason within the 90-day period immediately following the occurrence of any of the events described in subsections (i) through (iii) above.

(d)           Voluntary Termination by the Executive without Good Reason.  In the event Executive terminates his employment without Good Reason, he shall provide 90 days’ prior written notice of such termination to the Company.  Upon such voluntary termination, the Executive will be entitled to receive only the Accrued Payments.

(e)           Treatment of Equity upon Termination.  In the event Executive terminates his employment without Good Reason within the first three years of his employment with the Company, his Special Inducement Equity Award set forth in Section 4(c) of this Agreement shall be forfeited upon such termination; provided, however, that solely with respect to the one-time restricted stock award of 40,000 shares of the Company’s stock referenced therein, such shares will be not subject to such forfeiture after the completion of the first year of Executive’s employment with the Company.  In the event Executive is terminated by the Company for Cause, at any time, in accordance with Section 6(b) of this Agreement, all vested and unvested options to purchase shares of the Company’s common stock (pursuant to any annual equity incentive plan, Special Inducement Equity Award set forth in Section 4(c) of this Agreement, or otherwise) and any vested and unvested restricted shares of the Company’s common stock or other vested and unvested equity compensation in the Company or any of its subsidiaries granted to Executive shall be forfeited upon such termination.

(f)           Resignation from all Boards.  Upon any termination or cessation of Executive’s employment with the Company, for any reason, unless the Company requests otherwise, Executive agrees immediately to resign, and any notice of termination or actual termination or cessation of employment shall act automatically to effect such resignation, from any position on the Board and on any board of directors or as trustee of any subsidiary, affiliate and/or benefit plan of the Company.

(g)           Release of Claims as Condition.  The Company’s obligation to pay the separation allowance and provide all other benefits and rights (including equity vesting) referred to in this Section 6 shall be conditioned upon the Executive having delivered to the Company an executed full and unconditional release (that is not subject to revocation) of claims against the Company, its parent entities, affiliates, employee benefit plans and fiduciaries and their respective officers, employees, directors, agents and representatives, satisfactory in form and content to the Company’s counsel.

7.           INDEMNIFICATION.

The Company agrees that the Executive shall be covered and insured up to the full limits provided by all directors’ and officers’ insurance which the Company then maintains to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors), subject to applicable deductibles and to the terms and conditions of such policies.

8.           ENFORCEABILITY.

It is the intention of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof, shall not render unenforceable or impair the remainder of this Agreement.  Accordingly, if any provision of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible.

9.           ASSIGNMENT.

This Agreement is personal in nature to the Company and the rights and obligations of the Executive under this Agreement shall not be assigned or transferred by the Executive.  This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction) permitted assigns, executors, administrators, personal representatives, heirs and distributees.

10.           NON-DISCLOSURE; NON-SOLICITATION; COOPERATION.

(a)           Executive acknowledges and agrees that in the performance of his duties of employment with the Company, he will be in contact with customers, potential customers and/or information about customers or potential customers of the Company either in person, through the mails, by telephone or by other electronic means.  Executive also acknowledges and agrees that trade secrets and confidential information of the Company that will be gained by Executive during his employment with the Company, have been developed by the Company through substantial expenditures of time, effort and financial resources and constitute valuable and unique property of the Company.  Executive further understands, acknowledges and agrees that the foregoing makes it necessary for the protection of the Company’s businesses that Executive not divert business or customers from the Company and that the Executive maintain the confidentiality and integrity of the confidential information as provided in this Agreement.

(b)           The Executive shall not, at any time during or following the period of employment, disclose, use, transfer or sell, except in the course of such employment, any confidential information or proprietary data of the Company or its affiliates so long as such information or data remains confidential and has not been disclosed (other than by the Executive in breach of this Agreement) or is not otherwise in the public domain, except as required by law or pursuant to legal process or in connection with an administrative proceeding before a governmental agency.  The Company and the Executive agree that the Executive’s obligations under this Section 10(b) shall not apply if (1) any disclosure by the Executive is made with the express written permission of the Company or (2) if the Executive can show by legal evidence that he had knowledge of the confidential information, or it was in his possession, prior to his employment with the Company, or that it was lawfully received by the Executive from a third party who is not or was not bound, at the time the information was conveyed to Executive, by any confidential relationship or obligation to the Company.

During the employment period, Executive shall take all steps reasonably necessary and/or requested by the Company to ensure that the confidential information is kept confidential pursuant to this Agreement.  Executive will comply with all applicable policies, procedures and practices that the Company may establish from time to time with regard to the confidential information.  Executive will not, directly or indirectly, reproduce, permit reproduction of, remove and/or permit removal of any of the confidential information from any of the Company’s premises, except as is necessary for Executive to perform Executive’s duties on behalf of the Company.

In the event Executive is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any confidential information, Executive agrees to provide the Company with prompt notice of such request or requirement to enable the Company to seek an appropriate protective order, waive compliance with the provisions of this Agreement or take other appropriate action.  Executive agrees to use Executive’s best efforts in such event to assist the Company in obtaining a protective order.  If, in the absence of a protective order or the receipt of a waiver under this Agreement, Executive is nonetheless, in the written opinion of Executive’s counsel, compelled to disclose the confidential information to any tribunal or else stand liable for contempt or suffer other censure or significant penalty, Executive, after notice to the Company, may disclose to such tribunal only such confidential information that Executive is compelled to disclose.  Executive shall not be liable for the disclosure of confidential information to a tribunal compelling such disclosure unless such disclosure was caused or resulted from a previous disclosure by Executive not permitted under this Agreement.

Executive will, immediately upon the Company’s request, upon termination of Executive’s employment by the Company, for any reason or for no reason, return to the Company:  (i) all copies and manifestations of confidential information that Executive may have or have access to; (ii) all documents, other materials and equipment provided by any of the Company; and (iii) all documents and materials that Executive has prepared during Executive’s employment by the Company (collectively, the “Company Property”).  Executive acknowledges and agrees that the Company Property is, and shall, remain at all times the exclusive property of the Company.

(c)           The Executive agrees that, for a period of eighteen (18) months after the termination or cessation of the Executive’s employment with the Company for any reason, the Executive will not:

(i)           directly or indirectly solicit, attempt to hire, or hire any employee of the Company (or any person who was employed by the Company during the last year of the Executive’s employment with the Company), or assist in such hiring by any other person or business entity or encourage, induce or attempt to induce any such employee to terminate his or her employment with the Company; or

(ii)          take action intended to encourage any vendor or supplier of the Company to cease to do business with the Company or materially reduce the amount of business the vendor or supplier does with the Company; or

(iii)         materially disparage the Company.

(d)           Executive agrees to cooperate with the Company, during the term of this Agreement and at any time thereafter (including following Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, as requested.  The Company agrees to reimburse Executive for all reasonable expenses actually incurred in connection with his provision of testimony or assistance.

11.           NON-COMPETITION AGREEMENT.

The Executive agrees that throughout the term of his employment, and for a period of eighteen (18) months after termination or cessation of employment for any reason, he will not engage in, participate in, carry on, own, or manage, directly or indirectly, either for himself or as a partner, stockholder, investor, officer, director, employee, agent, independent contractor, representative or consultant of any person; partnership, corporation or other enterprise, in any “Competitive Business” in any jurisdiction in which the Company actively conducts business.  For purposes of this Section 11, “Competitive Business” means:  (i) mobil fleet fueling and mobil fleet fueling technology; (ii) any other line of business in which the Company or any of its subsidiaries, is engaged at the time of Executive’s Termination; or (iii) any other line of business in which the company has substantial and demonstrable plans to be engaged in at the time of Executive’s Termination.

As of the date of this Agreement, a Competitive Business under Section 11 would include, by way of illustration and not by way of limitation, such companies as Quick Fuel, On Site, Ports Consolidated and First Fleet.  The foregoing list is illustrative only, and non exhaustive.

The Executive acknowledges, with the advice of legal counsel, that he understands the foregoing provisions of this Section 11 and that these provisions are fair, reasonable, and necessary for the protection of the Company’s business.

Nothing in this Agreement shall be deemed to prevent Executive from acquiring and owning, solely as an investment, up to two percent (2%) of the total number of shares outstanding of any other publicly-traded company that is not engaged in any “Competitive Business” as defined herein.

12.           ASSIGNMENT OF DEVELOPMENTS AND INTELLECTUAL PROPERTY RIGHTS.

Executive hereby grants, transfers and assigns, and agrees to grant, transfer, and assign, to the Company and its successors and assigns, all of Executive’s rights, title and interest, if any, in or to any and all developments (as defined below) and Intellectual Property (as defined below) in the Developments, including rights to translation and reproductions in all forms or formats, and the copyrights and patent rights to the same, if any.  Executive agrees that the Company may copyright and/or patent all Developments in the Company’s name and secure renewal, reissues and extensions of such copyrights and patents for such periods of time as the law may permit.

(a)           Developments.  “Developments” shall mean any idea, invention, process, design, technology, concept, or useful article (whether the design is ornamental or otherwise), software and/or computer program and/or code documentation, trademark, trade secret, literary work, audiovisual work and any other work of authorship previously or hereafter created, expressed, made or conceived solely or jointly by Executive during Executive’s employment by the Company, whether or not subject to copyright, patent or other forms of proprietary protection, and that (i) is related to the actual or anticipated business, research or development of the Company and/or (ii) is suggested by, or results from, any task assigned to Executive, or work performed by Executive, for or on behalf of the Company.

(b)           Intellectual Property Rights.  “Intellectual Property Rights” shall mean any and all now known or hereafter known, tangible and intangible: (1) rights associated with works of authorship throughout the universe, including, but not limited to, copyrights, moral rights and mask works; (2) trademark and trade name rights and similar rights; (3) trade secret rights; (4) patents, designs, algorithms and other industrial property rights; (5) all other intellectual and industrial property rights of every kind and nature throughout the universe, however named or designated, including, without limitation, logos, rental rights and rights to remuneration, whether arising by operation of law, contract, license, or otherwise; and (6) all registrations, initial applications, renewals, extensions, continuations, division or reissues of the above, whether now or hereafter in force.

13.           TAXES.

(a)           All payments to be made to and on behalf of the Executive under this Agreement will be subject to required withholding of federal and any state and local income, employment and excise taxes, Medicare and FICA, together with such deductions as Executive may from time to time specifically authorize under any employee benefit program that may be adopted by the Company for the benefit of its senior executives or Executive, and to related reporting requirements.

(b)           Notwithstanding anything in this Agreement to the contrary, it is the intention of the parties that this Agreement comply with Section 409A of the Internal Revenue Code (the “Code”) and any regulations and other guidance issued thereunder, and this Agreement and the payment of any benefits hereunder shall be operated and administered accordingly.  Specifically, but not by limitation, the Executive agrees that if, at the time of termination of employment, the Company is considered to be publicly traded and he is considered to be a specified employee, as defined in Section 409A, then some or all of such payments to be made hereunder as a result of his termination of employment shall be deferred for no more than six (6) months following such termination of employment, if and to the extent the delay in such payment is necessary in order to comply with the requirements of Section 409A of the Code.  Upon expiration of such six (6) month period (or, if earlier, his death), any payments so withheld hereunder from the Executive hereunder shall be distributed to the Executive, with a payment of interest thereon credited at a rate of prime plus 1% (with such prime rate to be determined as of the actual payment date and as set forth on that date’s “Money Rates” section of The Wall Street Journal).

(c)           With respect to any amount of expenses eligible for reimbursement that is required to be included in the Executive’s gross income for federal income tax purposes, such expenses shall be reimbursed to the Executive no later than December 31 of the year following the year in which the Executive incurs the related expenses.  In no event shall the amount of expenses (or in-kind benefits) eligible for reimbursement in one taxable year affect the amount of expenses (or in-kind benefits) eligible for reimbursement in any other taxable year (except for those medical reimbursements referred to in Section 105(b) of the Internal Revenue Code of 1986), nor shall Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(d)           If the benefits payable hereunder constitute deferred compensation within·the meaning of Section 409A of the Code, then Executive shall execute and deliver to the Company the release referenced in Section 6 of this Agreement within 60 days following the receipt of the general release, or if later, immediately following the expiration of any revocation period required by law.  Benefits that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day following Executive’s termination, provided such release shall have been executed and such revocation periods shall have expired.  If a bona fide dispute exists, then Executive shall deliver a written notice of the nature of the dispute to the Company within 30 days following receipt of such general release.  Benefits shall be deemed forfeited if the release (or a written notice of a bona fide dispute) is not executed and delivered to the Company within the time specified herein.

(e)           Termination of employment, or words of similar import, used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, “separation from service” as defined in Section 409A of the Code and the regulations promulgated thereunder.

14.           SURVIVAL.

Anything in Section 6 hereof to the contrary notwithstanding, the provisions of Section 7 through 16 shall survive the expiration or termination of this Agreement, regardless of the reasons therefor.

15.           NO CONFLICT: REPRESENTATIONS AND WARRANTIES.

The Executive represents and warrants that (i) the information (written and oral) provided by the Executive to the Company in connection with obtaining employment with the Company or in connection with the Executive’s former employments, work history, circumstances of leaving former employments, and educational background, is true and complete, (ii) he has the legal capacity to execute and perform this Agreement, (iii) this Agreement is a valid and binding obligation of the Executive enforceable against him in accordance with its terms, (iv) the Executive’s execution, delivery or performance of this Agreement will not conflict with or result in a breach of any agreement, understanding, order, judgment or other obligation to which the Executive is a party or by which he may be bound, written or oral, and (v) the Executive is not subject to or bound by any covenant against competition, non-disclosure or confidentiality obligation, or any other agreement, order, judgment or other obligation, written or oral, which would conflict with, restrict or limit the performance of the services to be provided by him hereunder.  The Executive agrees not to use, or disclose to anyone within the Company, at any time during his employment hereunder, any trade secrets or any confidential information of any other employer or other third party.  Executive has provided to the Company a true copy of any non-competition obligation or agreement to which he may be subject.

16.           MISCELLANEOUS.

(a)           Notices.  All notices hereunder shall be given in writing, by personal delivery, nationally-recognized overnight courier (such as UPS or Federal Express), or prepaid registered or certified mail, return receipt requested, to the addresses of the proper parties as set forth below:

TO THE EXECUTIVE:

Steven R. Goldberg
5860 SW 116th Street
Coral Gables, FL  33156

Copy to:

Jeffrey C.  Roth
Roth & Scholl
866 South Dixie Highway
Coral Gables, FL  33146
Tel:  305-662-4141
Fax:  305-662-3816

TO THE COMPANY:

SMF Energy Corporation
200 West Cypress Creek Road, Suite 400
Fort Lauderdale, FL  33309
Attn:  Board of Directors

Copy to:

Gunster, Yoakley & Stewart, P.A.
777 South Flagler Drive, Suite 500 East
West Palm Beach, FL  33401
Attn:  Michael V. Mitrione, Esq.

Any notice given as set forth above will be deemed given on the business day sent when delivered by hand during normal business hours, on the business day after the business day sent if delivered by a nationally-recognized overnight courier, or on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested.

(b)           Law Governing.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be wholly performed in that state without regard to its conflicts of laws provisions or principles.

(c)           Jurisdiction.  The parties agree that (i) in any suit, action or proceeding seeking to enforce any provision of this Agreement or for purposes of resolving any dispute arising out of or related to this Agreement (including Sections 10, 11 and 12 or the transactions contemplated by this Agreement), the Company and the Executive each hereby irrevocably consents to the exclusive jurisdiction of any federal court located in the State of Florida or any of the state courts of the State of Florida; (ii) the Company and the Executive each hereby waives, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; (iii) process in any such suit, action or proceeding may be served on either party anywhere in the world, whether within or without the jurisdiction of such court, and, without limiting the foregoing, each of the Company and the Executive irrevocably agrees that service of process on such party, in the same manner as provided for notices in Section 16(a) above, shall be deemed effective service of process on such party in any such suit, action or proceeding; (iv) WAIVER OF JURY TRIAL: EACH OF THE COMPANY AND THE EXECUTIVE HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT; and (v) Limitation on Damages: the parties agree that there will be no punitive damages payable as a result of or in connection with any claim, matter or breach under or related to this Agreement or the transactions contemplated by this Agreement, and each of the parties agrees not to request punitive damages.

(d)           Headings.  The Section headings contained in this Agreement are for convenience of reference only and are not intended to determine, limit or describe the scope or intent of any provision of this Agreement.

(e)           Number and Gender.  Whenever in this Agreement the singular is used, it shall include the plural if the context so requires, and whenever the feminine gender is used in this Agreement, it shall be construed as if the masculine, feminine or neuter gender, respectively, has been used where the context so dictates, with the rest of the sentence being construed as if the grammatical and terminological changes thereby rendered necessary have been made.

(f)           Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous understandings and agreements, written or oral, between and among them respecting such subject matter.

(g)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which taken together shall constitute one instrument.

(h)           Amendments.  This Agreement may not be amended except by a writing executed by each of the parties to this Agreement.

(i)           “Key Employee” Insurance.  The Company shall have the right to maintain any existing policies or obtain a new policy on the life of Executive, pay all premium amounts related to, and maintain, “key employee” insurance naming the Company as beneficiary.  Selection of such insurance policy shall be in the sole and absolute discretion of the Board of Directors of the Company.  Executive shall cooperate fully with the Company and the insurer in applying for, obtaining and maintaining such life insurance, by executing and delivering such further and other documents as the Company and/or the insurer may request from time to time, and doing all matters and things which may be convenient or necessary to obtain such insurance, including, without limitation, submitting to any physical examinations and providing any medical information required by the insurer.

(j)           Notice to Executive’s Future Employers.  For a period of eighteen (18) months following the termination of Executive’s employment by the Company, for any reason or for no reason, the Company shall have the right to inform each of Executive’s employers in writing of the existence of the obligations contained in Sections 10, 11 and 12 of this Agreement, and provide such employers with a copy of Sections 10, 11 and 12 of this Agreement.  Any such notice shall be given in a neutral, non-disparaging manner, and a copy of all such notices shall simultaneously be provided to Executive.

(k)           Remedies Cumulative.  Except as otherwise expressly provided in this Agreement, no remedy in this Agreement conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute or otherwise.  No single or partial exercise by any party of any right, power or remedy under this Agreement shall preclude any other or further exercise thereof.

(l)           Equitable Relief.  The Company has entered into this Agreement in order to obtain the benefit of Executive’s unique skills, talent, and experience.  The parties enter into this Agreement with the understanding that the Base Salary and all other compensation and Benefits to be paid to Executive pursuant to this Agreement have been based in part on the value to the Company of each of the provisions of this Agreement.  Executive acknowledges and agrees that any breach or threatened breach of this Agreement will result in irreparable damage to the Company and, accordingly, the Company may obtain injunctive relief, a decree of specific performance and/or any other equitable relief for any breach or threatened breach of this Agreement in addition to any other remedies available to the Company, without being required to show any actual damage, or to post an injunction bond.

(m)           Enforcement of this Agreement by the Company is Necessary and Reasonable.  Executive acknowledges and agrees that the enforcement of this Agreement by the Company is necessary to ensure the preservation, protection and continuity of the business, the confidential information, and the goodwill of the Company.  Due to the proprietary nature of the Company’s business, Executive acknowledges and agrees that the terms of this Agreement, including, without limitation, the length and scope of the terms and geographical restrictions contained in Sections 10 and 11 of this Agreement, are fair and reasonable and not the result of overreaching, duress or coercion of any kind.  Executive further acknowledges and agrees that Executive’s full, uninhibited and faithful observance of these Sections of this Agreement will not cause Executive any undue hardship, financial or otherwise, and that enforcement of this Agreement will not impair Executive’s ability to obtain employment commensurate with Executive’s abilities and on terms fully acceptable to Executive, or to otherwise obtain income required for the comfortable support of Executive and Executive’s family and the satisfaction of the needs of Executive’s creditors.

(n)           Any Claim by Executive Against the Company is Not a Defense to Enforcement.  The existence of any claim or cause of action Executive might have against the Company predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of any Section of this Agreement.

(o)           Restrictive Periods Can Be Extended If the Company Must Enforce This Agreement.  In the event the Company should bring any legal action or other proceeding for the enforcement of Sections 10 or 11 of this Agreement, Executive agrees that the time for calculating the restrictive terms contained in Sections 10 or 11 of this Agreement will not include the period of time commencing with the filing of legal action or other proceeding to enforce the terms of Sections 10 or 11 of this Agreement, through the date of final judgment or final resolution, including all appeals, if any, of such legal action or other proceeding.

(p)           Advice of Counsel.  EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL, OR HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, WITH RESPECT TO THIS AGREEMENT.

(q)           Preparation of Agreement.  This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation.  The parties acknowledge each contributed and is equally responsible for its preparation.

(r)           Other Remedies; Clawback.  In the event that it is established by a final order from a court of competent jurisdiction that the Executive violated any of the covenants set forth in Sections 10, 11 or 12 of this Agreement, then, in addition to all other rights and remedies of the Company at law or in equity or under this Agreement or under any equity award agreement, the following shall also apply:

(i)           in the event of a violation of Section 10, 11 or Section 12, the Executive shall be required to pay to the Company, within 30 days following written notice to the Executive, the following amount:

(a)           an amount equal to the gross gain realized by the Executive, in the one year period prior to or at any time following any breach of Section 10, 11 or Section 12 of this Agreement, from the vesting of any restricted stock, performance accelerated restricted stock or other equity awards (other than stock options or stock appreciation rights) granted by the Company to the Executive (the “Vested Shares”) (for purposes of this Subsection, “gross gain realized” means the market value of the Vested Shares on the date of the vesting of such award(s), in the period set forth immediately above in this subsection (a), less any purchase price paid by the Executive to the Company for such Vested Shares); and

(b)           if the Executive, within the one year period before or at any time following the breach of Section 10, 11 or Section 12 of this Agreement, has exercised any stock options or stock appreciation rights granted to the Executive by the Company, an amount equal to the gross gain realized by the Executive (or any transferee of the Executive) resulting from the exercise of such award (for purposes of this Subsection, “gross gain realized” means the market value of the underlying stock on the date of exercise less the exercise or grant price of such award);

(ii)           in the event of a violation established by a final order from a court of competent jurisdiction, of Section 10, 11 or Section 12 all outstanding stock options, and unvested restricted stock, performance accelerated restricted stock and other outstanding equity awards granted to the Executive by the Company, shall immediately and automatically terminate and be forfeited; and

(iii)           in the event of a violation established by a final order from a court of competent jurisdiction, of Section 10, 11 or Section 12, the Company may immediately terminate all further or future payments and benefits provided to the Executive under, and recover from the Executive all payments and benefits previously made to the Executive under, Section 6(c) above.

(s)         No Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer of the Company as may be specifically designated by the Board.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

STEVEN R. GOLDBERG	SMF ENERGY CORPORATION

/s/Steven R. Goldberg	By:	/s/ Nat Moore
	Name:	Nat Moore
	Title:	Chairman, Compensation Committee of SMF Energy Corporation Board of Directors